Exhibit 99.1

BioAmber Inc. Announces Separate Trading of Common Stock and Warrants

Minneapolis, MN, June 3, 2013 – BioAmber Inc. (“BioAmber”) (NYSE: BIOA.U), announced today that commencing on June 10, 2013, the common stock and warrants comprising BioAmber’s units will as previously disclosed begin trading separately on the New York Stock Exchange (“NYSE”) under the symbols “BIOA” and “BIOA.WS”, respectively. The units consist of one share of common stock and one warrant to purchase one half of one share of common stock at an exercise price of $11.00 per whole share of common stock. The warrants are exercisable beginning on August 8, 2013 and expire at 5:30 PM on May 9, 2017. In connection with the initiation of separate trading of the common stock and warrants, and the trading of the units which were listed under the symbol “BIOA.U” will be suspended and the units will be delisted from NYSE.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioAmber Inc.

BioAmber is a next generation chemicals company. Its proprietary technology platform combines industrial biotechnology and chemical catalysis to convert renewable feedstocks into chemicals including succinic acid and 1,4-butanediol, which are used in a wide variety of everyday products such as plastics, food additives and personal care products. For more information visit the company’s web site at: www.bio-amber.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward- looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact

Chad Rubin

The Trout Group, LLC

New York

740 Broadway

9th Floor

New York, NY 10003

Tel: + 1 (646) 378-2947

Fax: +1 (646) 378-2901

crubin@troutgroup.com

Media Contact

Kathryn Sheridan

Sustainability Consult

ks@sustainabilityconsult.com

Mobile: +32 496 116198

www.sustainabilityconsult.com